Exhibit 99.1

Anika Therapeutics Delivers Solid Second Quarter 2015 Financial Results and Continued Pipeline Progress

Strength in Quarter Driven by Continued Adoption of Orthobiologics Products;

Combined ORTHOVISC® and MONOVISC® U.S. Market Share Surpasses 25%

BEDFORD, Mass.--(BUSINESS WIRE)--July 29, 2015--Anika Therapeutics, Inc. (NASDAQ: ANIK), a leader in products for tissue protection, healing, and repair based on hyaluronic acid (HA) technology, today reported financial results for the second quarter ended June 30, 2015, along with business progress in the period.

“The solid results we delivered in the second quarter demonstrate accelerating demand, which combined with our tangible pipeline progress, positions Anika to deliver robust growth for many years,” stated Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “As in recent quarters, physician and patient demand for our homegrown orthobiologics products continued to gain traction, and was the highlight of our commercial results. We expect that trend to continue with the launch of two important orthopedic products in the coming years, which will provide an important catalyst for additional value creation.”

Second Quarter Financial Results

  Product revenue was up 8 percent in 2015.
  At the end of the quarter, ORTHOVISC and MONOVISC achieved a combined 26 percent share of the U.S. viscosupplementation market. ORTHOVISC continues to grow and is maintaining its market-leading position in the multi-injection segment. MONOVISC experienced accelerated growth, and now holds the number two position in the single-injection segment.
  Total revenue for the second quarter of 2015 was $22.9 million. In last year’s second quarter, the Company reported $5 million in milestone revenue from the first commercial sale of MONOVISC in the U.S., resulting in total revenue of $26.3 million.
  Total operating expenses for the second quarter of 2015 were $10.5 million compared with $11.1 million in the second quarter of 2014. The decrease was primarily driven by lower SG&A expenses as a result of the full amortization of certain intangible assets at the end of 2014.
  Net income for the second quarter was $7.8 million, or $0.51 per diluted share, compared with $9.3 million, or $0.60 per diluted share, for the second quarter of 2014. Last year’s results included $5 million in milestone revenue as a result of the first commercial sale of MONOVISC in the U.S. Excluding the impact of this milestone revenue, net income and diluted EPS increased $1.6 million, and $0.11, respectively.

Recent Business Highlights

The Company continues to make solid headway in expanding the commercial reach of existing products and advancing the progress of products in its development pipeline. Recent highlights of the business include:

  Agreements with new partners in India and Australia for the commercialization of MONOVISC.
  Submission and approval of an investigational device exemption (IDE) to evaluate the utility of MONOVISC, the Company’s single-injection product, in treating hip pain associated with osteoarthritis. The study is sponsored by Anika's exclusive U.S. commercial partner for MONOVISC, and is expected to commence patient enrollment in the U.S. before the end of this year.
  Positive results from a 242-patient study evaluating the safety of a repeat injection of CINGAL, the first viscosupplement to combine the HA formulation found in MONOVISC with a steroid into a single injection to treat pain and reduce inflammation caused by osteoarthritis. The results of this follow-up study combined with the initial Phase 3 data suggest that CINGAL retains an excellent safety profile as an initial injection as well as a repeat injection. CINGAL is currently progressing through the regulatory process in the U.S., Europe, and Canada.
  Approval of a HYALOFAST IDE by the U.S. FDA. HYALOFAST, a biodegradable 3D scaffold that enables cartilage regeneration, has been used in more than 6,000 patients outside of the U.S. via a non-invasive, single-step arthroscopic procedure. HYALOFAST is commercially available in 18 countries. With approval of this IDE, the Company is on track to commence patient enrollment at sites in the United States and Europe beginning in the fourth quarter of 2015.

During the quarter, Anika further established its commitment to developing the next generation of orthopedic medicine, announcing a multiyear research collaboration with the University of Massachusetts (UMass) Amherst to develop a novel treatment for rheumatoid arthritis (RA). This partnership combines Anika’s proprietary HA technology with UMass Amherst’s preclinical research and scientific expertise with the goal to develop the first localized therapy for RA that is cost-effective and can have a systemic impact on a large patient population with currently limited treatment options.

Conference Call Information

Anika management will hold a conference call and webcast to discuss its financial results, business highlights and financial outlook tomorrow, Thursday, July 30th at 9:00 am ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures, and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products range from orthopedic/joint health solutions led by ORTHOVISC and MONOVISC, treatments for osteoarthritis, to surgical aids in the anti-adhesion and ophthalmic fields. The Company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika's Italian subsidiary, Anika Therapeutics S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika's vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

Forward-Looking Statements

The statements made in the second paragraph of this press release, as well as the second and fourth bullet points and final paragraph of the section captioned “Recent Business Highlights,” which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the company’s product pipeline and growth opportunities, the enrollment of patients in the Company’s clinical studies, and the objective of the Company’s partnership with UMass Amherst. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including (i) the Company’s ability to successfully commence and/or complete clinical trials of its products, including for HYALOFAST or for expanded indications of the Company’s MONOVISC product, on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations and production planning; (vi) the strength of the economies in which the Company operate or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company’s ability to provide an adequate and timely supply of its products to its customers; (x) the Company’s ability to continue to successfully manage Anika Therapeutics S.r.l.’s business; and (xi) the Company’s ability to achieve its growth targets.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product revenue	$22,898,032	$21,267,156	$38,412,714	$35,618,561
Licensing, milestone and contract revenue	5,529	5,007,504	11,171	24,666,386
Total revenue	22,903,561	26,274,660	38,423,885	60,284,947

Operating expenses:
Cost of product revenue	5,274,059	5,332,913	9,587,499	9,693,932
Research & development	1,812,320	1,873,158	3,910,082	4,160,873
Selling, general & administrative	3,388,494	3,865,876	6,993,155	7,356,861
Total operating expenses	10,474,873	11,071,947	20,490,736	21,211,666
Income from operations	12,428,688	15,202,713	17,933,149	39,073,281
Interest income, net	23,907	5,935	47,630	6,402
Income before income taxes	12,452,595	15,208,648	17,980,779	39,079,683
Provision for income taxes	4,633,038	5,906,298	6,645,665	14,747,080
Net income	$7,819,557	$9,302,350	$11,335,114	$24,332,603

Basic net income per share:
Net income	$0.52	$0.63	$0.76	$1.67
Basic weighted average common shares outstanding	14,961,436	14,687,747	14,933,534	14,559,917
Diluted net income per share:
Net income	$0.51	$0.60	$0.74	$1.57
Diluted weighted average common shares outstanding	15,335,687	15,492,732	15,332,391	15,487,432

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	June 30,	December 31,
ASSETS	2015	2014
Current assets:
Cash and cash equivalents	$103,920,222	$100,155,864
Investments	18,513,150	6,750,000
Accounts receivable, net of reserves of $133,820 and $146,618 at June 30, 2015 and December 31,2014, respectively	19,166,116	17,152,028
Inventories	11,718,243	12,406,776
Prepaid income taxes	-	412,301
Current portion deferred income taxes	1,459,867	1,188,768
Prepaid expenses and other	947,939	959,305
Total current assets	155,725,537	139,025,042
Property and equipment, at cost	54,671,505	53,619,589
Less: accumulated depreciation	(23,148,636)	(21,950,706)
	31,522,869	31,668,883
Long-term deposits and other	69,016	69,042
Intangible assets, net	13,083,907	14,894,710
Goodwill	7,610,821	8,338,699
Total Assets	$208,012,150	$193,996,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,657,683	$1,201,226
Accrued expenses	4,441,785	4,747,526
Deferred revenue	35,938	24,510
Income taxes payable	1,821,898	-
Total current liabilities	7,957,304	5,973,262
Other long-term liabilities	779,666	893,935
Long-term deferred revenue	74,371	102,192
Deferred tax liability	8,633,398	8,929,890
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 15,003,694 and 14,851,703 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	150,037	148,517
Additional paid-in-capital	80,505,021	77,539,699
Accumulated other comprehensive loss	(6,326,442)	(4,494,800)
Retained earnings	116,238,795	104,903,681
Total stockholders’ equity	190,567,411	178,097,097
Total Liabilities and Stockholders’ Equity	$208,012,150	$193,996,376

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(unaudited)

	Quarter Ended June 30,				6 Months Ended June 30,
	2015	%	2014	%	2015	%	2014	%
Orthobiologics	$19,282,919	84%	$18,278,254	86%	$31,255,419	81%	$29,850,404	84%
Dermal	303,117	1%	348,961	2%	719,300	2%	537,612	1%
Surgical	1,647,005	7%	1,376,530	6%	3,036,600	8%	3,128,549	9%
Ophthalmic	414,991	2%	363,411	2%	919,463	2%	571,996	2%
Veterinary	1,250,000	6%	900,000	4%	2,481,932	7%	1,530,000	4%
Total Product Revenue	$22,898,032	100%	$21,267,156	100%	$38,412,714	100%	$35,618,561	100%

Product gross profit	$17,623,973		$15,934,243		$28,825,215		$25,924,629
Product gross margin	77%		75%		75%		73%

Total Product Revenue by Geographic Region
(unaudited)

	Quarter Ended June 30,				6 Months Ended June 30,
	2015	%	2014	%	2015	%	2014	%
Geographic Location:
United States	$19,217,696	84%	$17,946,738	85%	$31,808,886	83%	$29,827,778	84%
Europe	2,330,890	10%	1,789,766	8%	4,317,214	11%	3,482,903	10%
Other	1,349,446	6%	1,530,652	7%	2,286,614	6%	2,307,880	6%
Total Revenue	$22,898,032	100%	$21,267,156	100%	$38,412,714	100%	$35,618,561	100%

CONTACT:
Anika Therapeutics, Inc.
Christopher Ranjitkar, 781-457-9000
IR & Corporate Communications Manager